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                                                                 Exhibit 99.(J)



CONFIDENTIAL
------------


April 6, 1998

Armstrong World Industries
313 West Liberty Street
Lancaster, PA 17603

Attention:  Frank A. Riddick, III
            Senior Vice President and Chief Financial Officer

Dear Sirs and Madams:


You have requested information from Triangle Pacific Corp. (the "Company") in connection with your consideration of a possible acquisition by you of the Company (an "Acquisition Transaction"). As a condition to our furnishing such information to you, we are requiring that you agree, as set forth below, to treat confidentially such information, whether written or oral, and any other information that the Company, its agents or its representatives (including attorneys and financial advisors) furnishes to you or your directors, officers, employees, agents, advisors, prospective bank or institutional lenders, affiliates or representatives of your agents, advisors or prospective lenders (all of the foregoing collectively referred to as "your Representatives"), whether furnished before or after the date of this letter, and all notes, analyses, compilations, forecasts, studies or other documents or records, whether prepared by you or others, which contain or otherwise reflect or are generated in whole or in part from such information including that stored on any computer, word processing or similar device (collectively, the "Evaluation Material").


The term "Evaluation Material" does not include information which (i) becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was in your possession on a non-confidential basis prior to its disclosure to you by the Company, its representatives or its agent, or (iii) becomes available to you on a non-confidential basis from a source other than the Company, its representatives or its agents, provided that such source is not, to your knowledge after due inquiry, bound by a confidentiality agreement with the Company, its representatives or its agents or otherwise, to your knowledge after due inquiry, prohibited from transmitting the information to you or your Representatives by a contractual, legal or fiduciary obligation.


It is understood that you may disclose any of the Evaluation Material to those of your Representatives who require such material for the purpose of evaluating a possible Acquisition Transaction (provided that such Representatives shall be informed by you of the confidential nature of the Evaluation Material and agree to be bound by the terms of this Agreement as though they were parties hereto). You agree that the Evaluation Material will be kept
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confidential by you and your Representatives and, except with the specific prior written consent of the Company or as expressly otherwise permitted by the terms hereof, will not be disclosed by you or your Representatives. You further agree that you and your Representatives will not use any of the Evaluation Material for any reason or purpose other than to evaluate a possible Acquisition Transaction. You agree that you will be responsible for any breach of the Agreement by your Representatives.

Without the prior written consent of the Company, you and your Representatives will not disclose to any person (1) the fact that the Evaluation Material has been made available to you or that you have inspected any portion of the Evaluation Material, (2) the fact that any discussions or negotiations are taking place concerning a possible Acquisition Transaction, or (3) any of the terms, conditions or other facts with respect to any possible Acquisition Transaction, including the status thereof, unless and only to the extent that such disclosure (after making reasonable efforts to avoid such disclosure and after advising and consulting with the Company about your intention to make, and the proposed contents of such disclosure) is, in the reasonable opinion of your counsel, required by applicable United States securities laws. The term "person" as used in this letter shall be broadly interpreted to include without limitation any corporation, company, partnership and individual.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand or similar process) to disclose any of the Evaluation Material, it is agreed that you or such Representative, as the case may be, will provide the Company with prompt notice of such request(s) so that it may seek an appropriate protective order or other appropriate remedy and/or waive your or such Representative's compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you or such Representative may furnish that portion (and only that portion) of the Evaluation Material which, in the written opinion of your counsel, you are legally compelled to disclose and will exercise your best efforts to obtain reliable assurance that confidential treatment will be accorded any Evaluation Material so furnished.


In addition, you hereby acknowledge that you are aware (and that your Representatives who are apprised of this matter have been or will be advised) that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.


You agree that for a period of two years from the date of this letter agreement, neither you nor any of your affiliates or Representatives, alone or with others, will in any manner (1) acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire any securities (or direct or indirect rights, warrants or options to acquire any securities) or property of the Company (other than property transferred in the ordinary course of the
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Company's business), unless such acquisition, agreement or making of a proposal shall have been expressly first approved (or in the case of a proposal, expressly first invited) by the Company's Board of Directors, (2) except at the specific written request of the Company, propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries, (3) solicit proxies from shareholders of the Company or otherwise seek to influence or control the management or policies of the Company or any of its affiliates, (4) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or any of its subsidiaries,
(5) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (6) disclose any intention, plan or arrangement inconsistent with the foregoing or
(7) assist, advise or encourage (including by knowingly providing or arranging financing for that purpose) any other person in doing any of the foregoing. You also agree during such period not to take any action which might require the Company to make a public announcement regarding the possibility of a business combination, merger or extraordinary transaction. You hereby represent that neither you nor your affiliates beneficially own any shares of the Common Stock of the Company.

You agree that, without the prior written consent of the Company, neither you nor those of your Representatives who are aware of the Evaluation Material and/or the possibility of an Acquisition Transaction will initiate or cause to be initiated or maintain (other than through Salomon Smith Barney) any communications with any officer, director, agent or employee of the Company concerning the Company's business, operations, prospects or finances or the Evaluation Material or any possible Acquisition Transaction. Moreover, you further agree that Salomon Smith Barney will arrange for appropriate contacts for due diligence purposes and that all (a) communications regarding any possible Acquisition Transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures, will be submitted or directed to Salomon Smith Barney.

You agree that, for a period of eighteen months from the date hereof, without the prior written consent of the Company, you will not solicit or cause to be solicited any person employed by the Company or its subsidiaries or affiliates at any time during such period and to whom you had been directly or indirectly introduced or otherwise had contact with during or as the result of your review of the Evaluation Material or your consideration of an Acquisition Transaction.

You will promptly upon the written request of the Company deliver to the Company all documents or other matter furnished by the Company to you or your Representatives constituting Evaluation Material, together with all copies thereof in the possession of you or your Representatives. In the event of such request, all other documents or other matter constituting Evaluation Material, or any analyses, compilations, studies or other documents containing or reflecting your use of the Evaluation Material, in the possession of you or your Representatives
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will be destroyed, with any such destruction confirmed by you in writing to the
Company.

Although you understand that the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you further understand that neither the Company nor its agents or its representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material (and you may not rely on any statement to the contrary).
You agree that neither the Company nor its employees, officers, directors, stockholders, owners, affiliates, agents or representatives shall have any liability to you or any of your Representatives or any other person resulting from the use of the Evaluation Material by you or such representatives. Only those representations and warranties that may be made to you or affiliates in definitive written agreement for an Acquisition Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and you agree that if you determine to engage in an Acquisition Transaction such determination will be based solely on the terms of such written agreement and on your own investigation, analysis and assessment of the business to be acquired.

You also hereby agree that no contract or agreement providing for an Acquisition Transaction will be deemed to exist between you and the Company and/or the owners or stockholders of the Company unless and until a definitive written agreement has been signed, executed and delivered by you and the Company and/or such owners or stockholders. Moreover, unless and until such a definitive written agreement is entered into, executed and delivered, none of the Company, its stockholders or its affiliates or you will be under any legal obligation of any kind whatsoever with respect to any Acquisition Transaction except for the matters specifically agreed to in this Agreement. You also hereby waive, in advance, any claims (including, without limitation, claims for breach of contract) in connection with any Acquisition Transaction or any other transaction unless and until such a definitive, written agreement is entered into, executed and delivered. For the purposes of this paragraph, a "definitive written agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid.

You understand that (a) the Company shall be free to conduct any process with respect to a possible Acquisition Transaction as the Company in its sole discretion shall determine (including, without limitation, by negotiating with any prospective party and entering into a definitive written agreement without prior notice to you or any other person), (b) any procedures relating to such Acquisition Transaction may be changed at any time without notice to you or any other person and (c) you shall not have any claim whatsoever against the Company or Salomon Smith Barney or any of their respective directors, officers, stockholders, owners, affiliates, agents or representatives, arising out of or relating to any possible or actual Acquisition Transaction (other than those as against parties to a definitive written agreement with you in accordance with the terms thereof). You further understand that the Company is under no obligation to commence or continue discussions with any person or to enter into a transaction with the highest bidder. The Company may terminate discussions with any person at any time
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and for any reason or no reason in its sole discretion.

You hereby agree to indemnify and hold harmless the Company from any damage, loss, cost or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by you or your Representatives of the Evaluation Material.

You also acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by you or your Representatives and that any such breach would cause the Company irreparable harm. Accordingly, you agree that in the event of any breach of threatened breach of this Agreement, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

You also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States of America located in the City of Dallas for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Texas or the United States of America located in the City of Dallas, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

The agreements set forth in this Agreement may be modified or waived only by a separate writing signed by the Company and you expressly so modifying or waiving such agreements.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect.

This Agreement reflects the entire agreement among their parties with respect to the subject matter hereof and all prior agreements among the parties with respect to such subject matter are hereby superseded and replaced in their entirety with this Agreement.
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You may not assign any rights or benefits hereunder without the written consent of the Company. The Company may assign rights or benefits hereunder to any party acquiring rights in the business or assets of the Company.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
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If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our Agreement with respect to the subject matter hereof.

                              Very truly yours,

                              Triangle Pacific Corp.

                              Salomon Brothers Inc
                              Smith Barney Inc.


                                  /s/ Richard L. Moriarty
                              By ____________________________
                                    Salomon Brothers Inc
                                     on behalf of
                                     Triangle Pacific Corp.

Confirmed and agreed to as of
the date first above written:

/s/ Frank A. Riddick, III
_____________________________

     Senior Vice President, Finance
By   __________________________________
     Title: and Chief Financial Officer